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                                                                     EXHIBIT 21

                            List of Subsidiaries of
                            Total Containment, Inc.



Name                               Place of Organization
----                               ---------------------

TCI Environment NV/SA              Belgium
Rene Morin, Inc.                   Delaware
American Containment, Inc.         Delaware
FMW, Inc.                          Delaware